                                                                                                              EXHIBIT 12
                                                                   SOUTHWESTERN BELL TELEPHONE COMPANY
                                                            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                                                           Dollars in Millions
                                                  NINE MONTHS ENDED
                                                -- SEPTEMBER 30,----        ------------YEAR ENDED DECEMBER-----------------

                                                 1996          1995       1995         1994         1993      1992     1991

Income Before Income Taxes, Extraordinary
Loss and Cumulative Effect of Changes in
   Accounting Principles                    $  1,675.8    $  1,386.8    $  1,688.3  $  1,585.9  $  1,424.2  $1,324.7   $1,286.3
       Add:  Interest Expense                    242.2         257.2         339.4       357.9       385.2     408.7      456.3
             1/3 Rental Expense                    8.6           7.1          25.9        25.6        22.8      27.6       22.7

       Adjusted Earnings                    $  1,926.6    $  1,651.1    $  2,053.6  $  1,969.4  $  1,832.2  $1,761.0   $1,765.3



Total Interest Charges                        $  258.5      $  257.2      $  339.4    $  357.9    $  385.2  $  408.7   $  456.3
1/3 Rental Expense                                 8.6           7.1          25.9        25.6        22.8      27.6   $   22.7


       Adjusted Fixed Charges                 $  267.1      $  264.3      $  365.3    $  383.5    $  408.0  $  436.3   $  479.0



Ratio of Earnings to Fixed Charges                7.21          6.25          5.62        5.14        4.49      4.04       3.69


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